UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel and Sandra Elizabeth Taylor filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission on September 13, 2021, to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and for the approval of a business proposal to be presented at the Annual Meeting.

On October 4, 2021, AB Value issued a press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Concerned Shareholders of Rocky Mountain Comment on Dubiously Timed Board Decision to Rescind Poison Pill on Eve of Annual Meeting

After AB Value’s Years of Advocating for Such a Decision, which the Board Ignored, the Recent Announcement is Only in Response to Shareholder Pressure

The Board’s Refusal to Seek Shareholder Approval for the Poison Pill Redemption Proposal Suggests that the Board Cannot be Trusted

No Assurances Preventing the Board from Reinstating a Poison Pill Without Shareholder Approval

Unlike the Board, the Concerned Shareholders of Rocky Mountain Included Shareholder Proposal to Redeem the Poison Pill

Follow the Endorsement of Both ISS and Glass Lewis by Voting on the BLUE Card

VOTE ON THE BLUE PROXY CARD for the Concerned Shareholders of Rocky Mountain’s Four Highly-Qualified Candidates

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC (collectively with its affiliates, “AB Value”), and the other participants in this solicitation (collectively with AB Value, the “Concerned Shareholders of Rocky Mountain”) representing approximately 14.70% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (the “Company”), today commented on the Company’s desperate last-minute rescindment of its poison pill (which originated in the 1990s),1 merely four days before the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) scheduled for October 6, 2021.

“Although we welcome the termination of such a shareholder-unfriendly device, this decision by the Company’s Board of Directors (the “Board”) deserves no applause. AB Value has been urging the Board to redeem the pill since its first proxy contest against the Company nearly 2.5 years ago. Only after unrelenting pressure from us and the proxy advisory firms, the Board rescinded the poison pill,” commented Andrew T. Berger, Managing Member of AB Value.

The Concerned Shareholders of Rocky Mountain note that until now, the Board had consistently decided to keep this poison pill on its books every day for the past 22+ years. With the contested election at the 2021 Annual Meeting looming, the Concerned Shareholders of Rocky Mountain do not believe the Board’s sudden, convenient change of heart to be an authentic demonstration of proper corporate governance. This timing suggests that certain incumbent Board members have shown once and for all that their priority is self-preservation over, and at the expense of, maximizing shareholder value.

[1]	The Company originally adopted a ten-year poison pill on May 18, 1999, which was later extended for another decade until May 19, 2019. In connection with the reorganization of the Company in 2015, the Company adopted a replacement pill on March 1, 2015 (prior to the expiration of the original pill).

The Concerned Shareholders of Rocky Mountain also noticed that the Company’s furtive Saturday night announcement noticeably lacked any commitment from the Board preventing it from unilaterally adopting another unjustifiable long-term pill following the 2021 Annual Meeting. To avoid such a disingenuous maneuver, the Concerned Shareholders of Rocky Mountain intend to bring their proposal to request that the Board redeem any poison pill previously issued and not adopt or extend any poison pill, unless submitted to a shareholder vote within 12 months of such adoption (such proposal, the “Poison Pill Redemption Proposal”) at the 2021 Annual Meeting. No such policy has been adopted by the Company. Prior to rescinding the poison pill Saturday evening, the Board had refused to even acknowledge the Concerned Shareholders of Rocky Mountain’s Poison Pill Redemption Proposal in the Company’s proxy statement. To date, the Board has not taken a position on the Poison Pill Redemption Proposal, yet has refused to allow shareholders to vote on the proposal using the Company’s proxy card.

Notably, while the Company claims it terminated the poison pill based on feedback from shareholders and Institutional Shareholder Services, Inc. (“ISS”), the Company’s decision to merely terminate the existing poison pill and, in the words of ISS, “completely ignore [the Concerned Shareholders of Rocky Mountain’s] submission of a non-binding proposal to vote on the redemption of the Company’s poison pill” falls short of ISS’s recommendation that “shareholders should have the right to vote on the implementation of all new poison pills, as well as any material changes to existing pills.” ISS further stated that “shareholders should be troubled that the Board has chosen to keep silent regarding a fundamental and contentious issue of corporate governance and can legitimately question the Board’s interest in receiving public feedback from shareholders,” and recommended that shareholders vote “FOR” the Poison Pill Redemption Proposal.2

Rescinding the poison pill at the eleventh hour is only the latest in a string of election ploys to give a false impression that the Board cares about corporate governance, and another reason why the Concerned Shareholders of Rocky Mountain believe the Board must be reconstituted to ensure genuine best-in-class governance practices. The Board has repeatedly made wrong decisions, reversing course often but only after prompting from the Concerned Shareholders of Rocky Mountain.3 The Concerned Shareholders of Rocky Mountain believe that shareholders should not expect different results from the incumbent Board that has made the same mistakes time and time again.

To restore trust in the Board, it is vitally important that shareholders vote “FOR” the Concerned Shareholders of Rocky Mountain’s four highly qualified, independent nominees—Andrew T. Berger, Mark Riegel, Sandra Elizabeth Taylor and Rhonda J. Parish—and “FOR” the Poison Pill Redemption Proposal on the BLUE proxy card and discard any white proxy card received from the Company.

Important Additional Information

AB Value Partners, LP and AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying BLUE proxy card with the SEC to solicit proxies from shareholders of the Company for use at the 2021 Annual Meeting. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Such proxy materials are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor.

[2]	ISS Report, dated September 30, 2021.
[3]	Other examples as previously described by the Concerned Shareholders of Rocky Mountain include, but are not limited to: Urging the Board to undergo a refreshment process, advocating for the separation of the Chairman and CEO roles, calling for Scott Capdevielle’s resignation, and questioning Franklin Crail’s place on Compensation Committee as a non-independent director.

Certain Information Regarding the Participants

The Participants in the proxy solicitation are: AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, and Sandra Elizabeth Taylor. As of the date hereof AB Value Partners, LP directly owns 224,855 shares of common stock, $0.001 par value per share of the Company (“Common Stock”). As of the date hereof, AB Value Management LLC beneficially owns 460,189 shares of Common Stock. As of the date hereof, Mr. Radoff directly owns 440,021 shares of Common Stock. As of the date hereof, none of Mr. Berger, Ms. Parish, Mr. Riegel, or Ms. Taylor directly own any shares of Common Stock.

Contacts

John Glenn Grau
InvestorCom LLC
(203) 295-7841

3